Exhibit 99.1

Capitala Finance Corp. Reports Fourth Quarter and Full Year 2014 Results and Announces Stock Repurchase Program

CHARLOTTE, NC, March 4, 2015-- Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala" or the “Company”) today announced its financial results for fourth quarter and full year ended December 31, 2014.

Fourth Quarter Highlights

•	Originated $67.0 million of investments ($62.5 million in five portfolio companies, $4.5 million in six existing portfolio companies) during the quarter, received repayments of $15.4 million, for net deployments of $51.6 million
•	Net assets as of December 31, 2014 of $240.8 million, or $18.56 per common share
•	Total investment income of $13.5 million
•	Net investment income of $5.1 million, or $0.39 per common share
•	Net realized capital gains of $2.2 million, or $0.17 per common share
•	Paid distributions of $0.47 per share
•	Closed senior secured credit facility for $50.0 million, with accordion feature up to $150.0 million

Full Year Highlights

•	Successfully completed $113.4 million notes offering in June
•	Increased investment professionals from 20 to 25 during the year
•	Total investment income of $49.5 million, or $3.82 per common share
•	Net investment income of $20.0 million, or $1.54 per common share
•	Paid distributions of $1.88 per common share
•	Originated $216.3 million of investments, received repayments of $80.2 million, for net deployments of $136.1 million
•	Weighted average yield on debt investments, based on fair value, as of December 31, 2014 was 12.5% compared to 13.7% at December 31, 2013
•	Reduced equity concentration to 23.2% of portfolio, based on December 31, 2014 fair values, down from 35.3% at December 31, 2013

Management Commentary

In describing the Company’s fourth quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “The results from the fourth quarter of 2014, coupled with recent subsequent events, are confirmation of the strategy we have previously shared with you. The strategy focuses on distribution coverage through core net investment income, achieved through rotation out of equity investments and into debt investments. We are pleased with our investment activity for the fourth quarter, netting $51.6 million of lower and traditional middle market investments. Net investment income increased significantly from the prior quarter resulting from earnings on investments made during the previous two quarters from proceeds from our notes offering in June. Recently announced equity investment exits and related capital gains have allowed us to announce a special distribution of $0.50 per share, to be paid monthly over the remainder of 2015. This is approximately a 32% premium to our normal monthly distributions of $0.1567 per share. The Capitala team remains focused on making quality investments with proper risk adjusted returns, and to provide full distribution coverage from net investment income.”

Fourth Quarter 2014 Financial Results

During the fourth quarter of 2014, the Company originated approximately $67.0 million of new investments, and received approximately $15.4 million of repayments.

Lower Middle Market Activity (Companies less than $30 million in EBITDA)

During the fourth quarter of 2014, the Company originated one lower middle market portfolio investment totaling $20.0 million and $3.7 million in five follow-on investments. The weighted average yield on lower middle market deployments in the fourth quarter of 2014 was 11.9%. During the quarter, the Company received approximately $15.2 million of repayments, resulting in a net realized gain of $2.2 million, or $0.17 per share.

Middle Market Activity (Companies greater than $30 million in EBITDA)

During the fourth quarter of 2014, the Company originated middle market portfolio investments totaling approximately $43.3 million in six new portfolio companies. It should be noted that $18.0 million of these investments were senior secured loans and were made in support of the borrowing base for our recently closed senior secured credit facility. The weighted average yield on middle market senior secured loans in the fourth quarter of 2014 was 7.6%, while the weighted average yield on middle market second lien loans in the same period was 11.3%. During the quarter, the Company received approximately $0.2 million of repayments.

Total investment income was $13.5 million for the fourth quarter of 2014, compared to $12.1 million for the same period in 2013, an increase of $1.4 million. Total interest and fee income was $4.3 million higher in the fourth quarter of 2014 compared to 2013, but was partially offset by $3.1 million less dividend income for the fourth quarter of 2014 compared to 2013.

Total expenses for the fourth quarter of 2014 were $8.4 million, compared to $6.0 million for the comparable period in 2013. The $2.4 million increase is attributable to (1) an increase in interest and financing expenses of $2.6 million, (2) an increase of $0.8 million in management fees, net of the waiver, (3) an increase of $0.5 million related to administrative and other operating expenses, and (4) a decrease of $1.5 million related to the incentive fee not being earned in the fourth quarter of 2014.

Net investment income for the fourth quarter of 2014 was $5.1 million, or $0.39 per share, compared to $6.1 million, or $0.47 per share, for the same period in 2013. The decrease in net investment income relates primarily to a $2.4 million increase in operating expenses (interest expense related to notes offering), partially offset by $1.4 million increase in total investment income.

Net realized gains totaled $2.2 million, or $0.17 per share, for the fourth quarter of 2014, compared to a net loss of $48 thousand for the same period in 2013. Gross gains of $2.7 million related to Chef’n Corporation and $1.4 million for Naples Lumber & Supply Co., were partially offset by a $ 1.9 million loss from exit of the equity investment in Impresa Aerospace Holdings, LLC. The net change in unrealized appreciation for the fourth quarter of 2014 was a decline of $18.5 million, or $1.42 per common share, compared to an increase of $0.7 million, or $0.06 per common share, for the same period in 2013. The depreciation during the fourth quarter of 2014 was related to declines in the fair value of energy related investments, increase in yield spreads, and general declines in EBITDA levels for several lower middle market portfolio companies.

Net decrease in net assets resulting from operations was $11.2 million for the fourth quarter of 2014, or $0.86 per common share, compared to a net increase of $6.8 million, or $0.52 per common share, for the same period in 2013.

Full Year 2014 Financial Results

During 2014, the Company originated $216.3 million of new investments, compared to $110.9 million during 2013. In addition, the Company received $80.2 million from investment repayments in 2014, and $52.7 million in the prior year. Net investments were $136.1 million in 2014, a 133.9% increase over the net investments of $58.2 million in 2013.

Total investment income was $49.5 million for the year ended December 31, 2014, compared to $35.4 million for the same period in 2013. The increase of $14.1 million is attributable to higher interest and fee income resulting from investment activity during the year.

Total expenses for the year ended December 31, 2014 were $29.6 million, $13.6 million higher than 2013. Interest and financing expenses increased $5.0 million, mostly related to the notes offering completed in June 2014. All other expense increases, including base management fees, incentive fees, and other operating expenses, are related to the Company’s first full year of operations in 2014 following completion of our initial public offering in September 2013.

Net investment income for the year ended December 31, 2014 was $20.0 million, compared to $19.5 million for the same period in 2013.

Total realized gains totaled $0.8 million, $0.06 per common share, for the year ended December 31, 2014, compared to $2.2 million, or $0.17 per common share, for the same period in 2013. The net change in unrealized appreciation of investments was a decrease of $24.2 million, or $1.87 per common share, for 2014, compared to an increase of $7.2 million, or $0.55 per common share, in 2013. The decline in unrealized appreciation for 2014 relates to lower valuations for energy related investments, EBITDA declines in several lower middle market portfolio companies, as well as approximately $7.6 million of dividend income recognized from equity investments.

Net decrease in net assets resulting from operations was $3.4 million, or $0.27 per common share, for the year ended December 31, 2014, compared to an increase of $28.9 million, or $2.22 per common share, for the same period in 2013.

Net assets at December 31, 2014 were $240.8 million, or $18.56 per share, compared to $268.7 million, or $20.71 per share, at December 31, 2013.

Investment Portfolio

As of December 31, 2014, our portfolio consists of 52 companies with a fair market value of $480.3 million and a cost basis of $441.2 million. Senior secured debt investments represent 30.5% of the portfolio, subordinated debt investments represent 46.3% of the portfolio, and equity/warrant investments represent 23.2% of the portfolio, based on fair values at December 31, 2014. On a cost basis, equity investments comprise 14.2% of the portfolio at December 31, 2014.

The chart below provides an update on the portfolio at December 31, 2014 and 2013:

$ Thousands
	Total Portfolio as of 12/31/2013				Total Portfolio as of 12/31/2014

	$ Amount	EBITDA (1)	Yield (2)	Leverage (3)	$ Amount	EBITDA (1)	Yield (2)	Leverage (3)

Lower Middle Market	$351,924	$10,962	13.6%	3.9x	$373,752	$10,853	13.3%	3.6x
Traditional Middle Market
Senior Secured Debt	-	-	-	-	22,054	81,974	8.8%	4.5x
Senior Subordinated Debt / Equity	12,796	121,098	14.0%	4.6x	84,531	104,157	10.6%	4.5x
Overall Portfolio	364,719	14,826	13.7%	3.9x	480,337	30,940	12.5%	3.8x

(1) Represents weighted average LTM EBITDA of both debt and equity investments.
(2) Represents weighted average yield on debt instruments only; excludes impact of OID and fees.
(3) Represents weighted average leverage on debt instruments only.

We currently have debt investments in one portfolio company on non-accrual status. The fair value of the non-accrual investment at December 31, 2014 was $0, with a cost basis of $3.4 million. In addition, the Company had debt investments in one portfolio company on PIK non-accrual as of December 31, 2014, with a fair value of $10.6 million and a cost basis of $13.1 million. At December 31, 2013, the Company had four non-accrual investments with a fair market value of $6.5 million, and a cost basis of $10.3 million. There were no PIK non-accrual investments at December 31, 2013.

Energy Update

Recent declines in oil prices have had an impact on the energy industry and have contributed towards the volatility in the leveraged loan market. These events have had an impact on Capitala’s investments in the energy sector.

As of December 31, 2014, the Company had five investments within the energy sector, representing approximately 12.3% of the total investment portfolio, based on fair values. The December 31, 2014 fair values were approximately 89.5% of cost, compared to 96.9% of cost at September 30, 2014.

At December 31, 2014, all energy related investments were current on interest payments. Management continues to closely monitor each of these investments, maintaining frequent dialogue with the portfolio company’s management and, where appropriate, the portfolio company’s sponsor.

Liquidity and Capital Resources

At December 31, 2014, the Company had $55.1 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $192.2 million with an annual weighted average interest rate of 3.51%, and approximately $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At December 31, 2014, the Company has $50.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018.

Subsequent Events

On January 8, 2015, the Company announced the expansion of total commitments under its senior secured credit facility from $50.0 million to $80.0 million.

On January 23, 2015, the Company invested $20.0 million in subordinated debt of Tender Greens Holdings, LLC, earning 14.0% cash interest, plus warrant participation.

On February 13, 2015, the Company invested $1.5 million in senior secured term debt and subordinated debt of Sun & Skin Care Research, LLC, an existing portfolio investment, earning 7.0% cash interest.

On February 20, 2015, the Company invested $1.1 million in subordinated debt of On Site Fuel Services, Inc., an existing portfolio investment, earning 14.0% cash interest and 4.0% PIK.

On February 26, 2015, the Company invested $15.0 million in subordinated debt of Portrait Innovations, Inc., earning 12.0% cash interest.

On February 26, 2015, the Company’s board of directors declared a special distribution in the amount of approximately $6.5 million, or $0.50 per share of the Company’s common stock, to be paid monthly over the remainder of 2015. This represents approximately a 32% increase over normal monthly distributions, as previously announced.

On March 2, 2015, the Company received $12.0 million from A Wireless Holding Company, representing full repayment of the Company’s subordinated debt investment, yielding 12.0% cash interest, due September 9, 2019.

On March 2, 2015, the Company received $4.0 million from the sale of 179,748 shares of Boot Barn, Inc. (NYSE:BOOT), resulting in a realized gain of $3.3 million. The Company still holds 420,252 shares of BOOT, subject to a lockup agreement that expires during the second quarter of 2015.

Share Repurchase Program

On February 26, 2015, the Company’s board of directors authorized a program for the purpose of repurchasing up to $12 million worth of its common stock. Under the repurchase program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that the Company complies with the prohibitions under its Insider Trading Policies and Procedures and the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended, including certain price, market volume and timing constraints. Unless extended by the Company’s board of directors, the Company expects the repurchase program to be in place until the earlier of March 31, 2016 or until $12 million of the Company’s outstanding shares of common stock have been repurchased.

Fourth Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Thursday March 5, 2015. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except share and per share data)

	As of
	December 31, 2014	December 31, 2013

ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $219,163 and $84,138, respectively)	$236,804	$99,140
Affiliate investments (amortized cost of $154,552 and $159,104, respectively)	171,471	189,098
Control investments (amortized cost of $67,440 and $58,057, respectively)	72,062	76,481
Total investments at fair value (amortized cost of $441,155 and $301,299, respectively)	480,337	364,719
Cash and cash equivalents	55,107	101,622
Interest and dividend receivable	3,113	2,917
Due from related parties	518	1,645
Deferred financing fees (net of accumulated amortization of $3,288 and $2,216, respectively)	10,002	4,871
Prepaid expenses	515	654
Other assets	274	-
Total assets	$549,866	$476,428

LIABILITIES
SBA debentures	$192,200	$202,200
Notes	113,438	-
Due to related parties	8	521
Management and incentive fee payable	159	2,157
Interest payable	2,902	2,723
Accounts payable and accrued expenses	322	157
Total liabilities	309,029	207,758

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 12,974,420 common shares issued and outstanding, respectively	130	130
Additional paid in capital	188,408	188,408
Accumulated undistributed net investment income	12,314	16,760
Accumulated undistributed net realized gain (loss) from investments	803	(48)
Net unrealized appreciation on investments	39,182	63,420
Total net assets	240,837	268,670

Total liabilities and net assets	$549,866	$476,428

Net asset value per share	$18.56	$20.71

Derived from audited financial statements

Capitala Finance Corp.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013

Investment Income
Interest and fee income
Non-control/Non-affiliate investments	$6,039	$1,945	$16,209	$8,355
Affiliate investments	4,690	4,007	17,105	12,688
Control investments	1,545	2,015	5,804	4,734
Total interest and fee income	12,274	7,967	39,118	25,777
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	311	43	937	175
Affiliate investments	213	202	1,169	471
Control investments	247	234	727	925
Total payment-in-kind interest and dividend income	771	479	2,833	1,571
Dividend income:
Non-control/Non-affiliate investments	152	32	1,818	35
Affiliate investments	29	29	774	314
Control investments	232	3,498	4,965	6,083
Total dividend income	413	3,559	7,557	6,432
Other Income	-	132	-	1,504
Interest income from cash and cash equivalents	3	8	20	149
Total investment income	13,461	12,145	49,528	35,433

Expenses
Interest and financing expenses	4,505	1,857	13,375	8,384
Base management fee	2,459	2,071	9,289	5,064
Incentive fees	-	1,525	2,838	1,525
Administrative expenses	275	226	953	226
Other operating expenses	1,155	699	3,345	1,083
Expenses before management fee waiver	8,394	6,378	29,800	16,282
Management fee waiver	-	(333)	(238)	(333)
Total expenses, net of management fee waiver	8,394	6,045	29,562	15,949

Net Investment Income	5,067	6,100	19,966	19,484

Realized and unrealized gains (losses on investments
Net realized gains (losses) from investments
Non-control/non-affiliate investments	1,406	-	2,564	6,011
Affiliate investments	861	41	(1,843)	(4,099)
Control investments	(62)	(89)	111	275
Total realized gains (losses) from investments	2,205	(48)	832	2,187
Net unrealized appreciation (depreciation) on investments	(18,453)	745	(24,238)	7,187
Net gains (losses) on investments	(16,248)	697	(23,406)	9,374

Net increase (decrease) in net assets resulting from operations	$(11,181)	$6,797	$(3,440)	$28,858

Net increase (decrease) in net assets per share resulting from	$(0.86)	$0.52	$(0.27)	$2.22
operations-basic and diluted

Weighted average common stock outstanding-basic and diluted	12,974,420	12,974,420	12,974,420	12,974,420

Distributions declared and paid per share	0.47	0.47	1.88	0.47

Derived from audited financial statements